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                                                                    Exhibit 5(a)


                               COMSAT CORPORATION
                             6560 ROCK SPRING DRIVE
                            BETHESDA, MARYLAND 20817
                                 (301) 214-3000


                                  July 7, 1995


COMSAT Corporation
6560 Rock Spring Drive
Bethesda, Maryland  20817

Ladies and Gentlemen:

     I am Vice President, General Counsel and Secretary of COMSAT Corporation.
I have examined the Registration Statement, as filed on June 2, 1995 and amended on July 7, 1995 (the "Registration Statement"), of COMSAT Corporation (the "Corporation") and COMSAT Capital I, L.P. ("COMSAT Capital") on Form S-3 for the registration under the Securities Act of 1933, as amended (the "Act"), of $200,000,000 aggregate amount of (i) preferred securities (the "Preferred Securities") of COMSAT Capital, (ii) junior subordinated debentures of the Corporation (the "Debt Securities") and (iii) a guarantee of the Corporation with respect to the Preferred Securities (the "Guarantee"). I have also examined the Corporation's Articles of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinions with respect to the Debt Securities and the Guarantee set forth below.

In my opinion,

          1. When (i) the Registration Statement shall have become effective under the Act and (ii) the Indenture (the "Indenture"), between the Corporation and The First National Bank of Chicago, as Trustee (the "Trustee"), substantially in the form of Exhibit 4(c) to the Registration Statement and any supplements and amendments thereto, shall have been qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered by the Corporation and the Trustee, the Debt Securities, upon their issuance and sale in the manner contemplated in the Registration Statement and the Indenture, will be legally and validly issued, and will be binding obligations of the Corporation, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy,

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COMSAT Corporation
July 7, 1995
Page 2


     insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and considerations of public policy.

          2. When (i) the Registration Statement shall have become effective under the Act, (ii) the Guarantee, substantially in the form of Exhibit 4(h) to the Registration Statement, has been duly executed and delivered by the Corporation and (iii) Preferred Securities have been duly issued and sold and the purchase price therefor has been received by COMSAT Capital, the Guarantee will constitute a legal, valid and binding obligation of the Corporation, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles and considerations of public policy.

I hereby consent to the reference made to me under the caption "Validity of Securities" in the preliminary Prospectus forming a part of the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Warren Y. Zeger

Warren Y. Zeger
Vice President, General Counsel
  and Secretary